Exhibit 3.19
CERTIFICATE OF INCORPORATION
OF
ICN CHINA, INC.
* * * * *
     1. The name of the corporation is:
ICN CHINA, INC.
     2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
     4. The total number of shares of stock which the corporation shall have authority to issue is Ten Thousand (10,000) and the par value of each share is One Cent ($0.01) amounting in the aggregate to One Hundred Dollars ($100.00).
     5. The name and address of the initial directors of the corporation are:

Bill A. MacDonald	c/o ICN Pharmaceuticals, Inc.
3300 Hyland Avenue
Costa Mesa, California 92626

John E. Giordani	c/o ICN Pharmaceuticals, Inc.
3300 Hyland Avenue
Costa Mesa, California 92626

     6. The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by written ballot.
     7. The name and mailing address of the incorporator is:
A. S. Gardner
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801
     8. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.
     9. The corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.
     I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 16th day of November, 1995.

/s/ A. S. Gardner
A. S. Gardner

CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF
ICN CHINA, INC.
     ICN China, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:
I. The amendment to the Corporation’s Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 and has been consented to in writing by the sole stockholder in accordance with Section 228 of the General Corporation Law of the State of Delaware.
II. Article One of the Corporation’s Certificate of Incorporation is amended to read in its entirety as follows:
          “The name of the Corporation is Valeant China, Inc.”
     IN WITNESS WHEREOF, ICN China, Inc. has caused this Certificate to be executed by Harry Roosje, its authorized officer, on this 13th day of May, 2004.

/s/ Harry A. Roosje
Harry A. Roosje
Secretary